Exhibit 99.1

To Our Shareholders,
As I write this letter in March 2020, the full effects of the COVID-19 pandemic remain to be seen. Already, the global impact has been unprecedented — most everyone has been affected in one way or another — and our hearts go out to all who have endured more serious consequences. As a company, we are doing our part to help mitigate the spread and support our people, our tenants, and our communities. We have implemented a wide range of actions and will continue to be proactive in taking precautionary measures and managing our response. I am proud of how our team has stepped up during this challenging period, and all of us look forward to putting it behind us, as soon as that may be.
As a shareholder of Urban Edge, you can be assured that we are well positioned to navigate the current challenging circumstances. Indeed, we have the human capital, the balance sheet and the resolve to not only withstand but also take advantage of what we expect will be accelerated change in the retail landscape. New opportunities will emerge, and based on our financial strength and skillset, we will have the ability to act on these opportunities. We benefit from four key differentiators:

1.
Our strong balance sheet. Our balance sheet is one of the best in the shopping center sector with low leverage (net debt to EBITDA of 5.0x as of December 31, 2019), significant liquidity and no corporate debt. We are uniquely and intentionally capitalized for economic downturns with $500 million in cash ($4/share) and $1.2 billion of unencumbered properties ($9/share). We also have a $600 million line of credit that does not mature until January 2024. We have 32 separate, non-recourse mortgages totaling $1.5 billion with a weighted average term to maturity of 5.7 years. The strength of our balance sheet puts us in a strong position to capitalize on the ongoing disruption in the retail landscape.

2.
Our high-quality irreplaceable portfolio. Our portfolio is unique in its geographic concentration and demography and boasts outstanding locations that attract best-in-class tenants. The majority of our assets are in the New York metropolitan area, the most populous, supply-constrained market in the country. While much of the United States has excess retail space, our largest submarket, Northern New Jersey, is one of the most supply constrained regions of the country with only 11 square feet of retail gross leasable area per capita. Simply put, our portfolio is impossible to replicate; assets of comparable quality rarely trade.

3.
Our tenant mix. We have a strong and diversified tenant base that is anchored by high-volume, value and necessity retailers, who have demonstrated their resilience even in uncertain times. Among our top tenants are home improvement stores, mass merchandisers, supermarkets, big-box electronics and discount retailers including industry leaders such as Home Depot, Lowe’s, Walmart, Target, Ahold Delhaize, ShopRite, Best Buy, The TJX Companies and Burlington. Recent leasing activity has included additional successful retailers including discounters, grocers and personal services providers.

4.
Our team. We have an exceptionally talented and experienced leadership team that is “cycle-tested” having been through many downturns. This team brings together decades of industry experience coupled with deep expertise in key areas such as acquisitions, leasing, development, finance, M&A, legal and regulatory, and marketing. Urban Edge will continue to benefit from having such a seasoned and highly collaborative team in place committed to protecting the company and growing our business over the long term.

2019 Results and Highlights
We just completed our fifth year of operations since our spin from Vornado Realty Trust. A summary of our results follows:

	2015	2016	2017	2018	2019
FFO as Adjusted per share	$1.21	$1.27	$1.34	$1.31	$1.16
Same property cash NOI growth w/ redevelopment	4.0%	3.6%	5.4%	1.4%	-0.5%
Same property occupancy	97%	98%	98%	93%	93%
Cash	$200M	$100M	$500M	$500M	$500M

Our primary earnings measure, FFO as Adjusted per share, declined from $165.4 million, or $1.31 per share in 2018, to $147.4 million, or $1.16 per share, in 2019. The decrease was primarily due to higher vacancies from bankrupt retailers, dilution from the sale of $127 million of non-core assets, and higher general and administrative expenses in leasing and development.
We continued to finetune our portfolio of properties in 2019. During the year, we sold nine non-core properties located in secondary and tertiary markets for $127 million, and sold three additional properties in the first quarter of 2020 for $61 million. The weighted average cap rate on the properties was 7.4%.
We redeployed the proceeds from dispositions, via 1031 exchanges, into attractive, high-quality, infill investments in our core Washington, D.C. to Boston corridor with a focus on the New York metropolitan area. In 2019, we purchased three properties for $38 million, including one asset located in Revere, MA and two assets adjacent to our existing property, Bergen Town Center. In addition, early in 2020, we acquired two mixed-use properties in the Midwood neighborhood of Brooklyn, NY, Kingswood Center and Kingswood Crossing, for $165 million. This transaction has furthered our strategy of acquiring well-located, infill, transit-oriented assets that serve the surrounding community and have redevelopment potential.

Our Real Estate Strategy
As part of the strategy we outlined a year ago, we categorized our existing assets in four distinct groups - flagship properties that have mixed-use redevelopment potential, value-add redevelopment assets, core properties and non-core assets. During 2019, we pursued clear strategies in each of these areas and made significant strides in executing on our plan. The current breakdown is as follows:

$ in mms except PSF	Flagship	Value-Add	Core	Non-Core	Total
Assets	4	25	20	25	74
Est. Gross Value (1)	$1,300	$1,600	$1,000	$200	$4,100
Occupancy Rate	94%	86%	98%	98%	93%
Wtd. Avg Base Rent PSF (2)	$25.73	$22.32	$16.48	$13.30	$19.62
Wtd. Avg Pop - 3 mile	280,000	280,000	140,000	110,000	230,000
Wtd. Avg HH Inc - 3 mile	$112,000	$117,000	$116,000	$100,000	$114,000
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(1) Values are as of December 31, 2019 with pro-forma adjustment for acquisitions and dispositions closed in 2020
(2) Excludes warehouse and self-storage

Flagship Mixed-Use Development Strategy
Our flagship assets include four large-scale, highly-productive shopping centers that are situated in densely populated communities surrounded by high-rise residential and office buildings. These assets are Bergen Town Center in Paramus, NJ, Bruckner Commons in Bronx, NY, Hudson Mall in Jersey City, NJ and Yonkers Gateway Center in Yonkers, NY. Each of these offers significant opportunity for further densification by creating mixed-use environments and attracting differentiated retailers. We are re-evaluating the scope and timing of our plans for each given the changing economic landscape, and all four are well positioned to succeed in their current format.
Value-Add Redevelopment Strategy
Our value-add portfolio includes 25 properties that contain high-impact, smaller-scale redevelopment opportunities.
Key to unlocking value here is the repositioning and releasing of vacant anchor spaces at 10 of our properties. Already we have leased 4 of the 10 anchor vacancies and are negotiating leases on the balance, excluding one that is being held for potential redevelopment.
In addition to redeveloping our existing assets, we will evaluate opportunities to acquire value-add properties that meet our investment criteria, are well located with the potential to become the aggregators within their sub-markets and that are accretive to net asset value. Our primary focus is the DC to Boston corridor.
Core Properties Strategy
This portion of our portfolio consists of stable, well-located, fully-occupied centers with strong tenant credits offering moderate NOI growth. Our plan is to actively manage these assets to maximize value.
Non-Core Properties Strategy
Our non-core portfolio today comprises an eclectic mix of 25 smaller properties valued at approximately $200 million, compared to 39 properties valued at approximately $400 million a year ago. We made good progress divesting non-core properties (typically located in secondary markets) and this segment now represent less than 5% percent of our gross asset value. We will continue to opportunistically divest non-core properties over a measured time period and redeploy the proceeds to support growth opportunities.

Leadership Team and Values
We continue to attract and retain the best and brightest real estate professionals, and we are fortunate to have such an experienced, creative and entrepreneurial team. Having industry-leading talent on board is even more critical in uncertain times like we are navigating today. I thank our management team and the entire UE family for the passion, professionalism and commitment they bring to work every day which allows us to continually deliver on our goals and push the bar higher.
Toward that end, we recently reaffirmed our commitment to our company’s mission and core values. We are united in our purpose of Building Community and guided by our values of Inspiring Each Other, Creating Solutions, Connecting, Communicating with Candor, and Taking Responsibility.
Well-Positioned for the Future
Looking ahead, we expect the evolution of brick-and-mortar retail to continue. Successful concepts are adapting to meet new consumer preferences and introducing new technology and prototypes to enhance the shopping experience. At the same time, the industry continues to work through excess capacity and weaker players will close stores and in some cases go out of business. We anticipate these changes, already underway, will be accelerated in the wake of the COVID-19 epidemic.
Within this environment, Urban Edge is uniquely well-positioned for the future. Our team has the foresight, vision and experience to take advantage of the opportunities in our portfolio as well as others that we anticipate emerging. Our portfolio quality and tenant mix provide us with a tremendous foundation and our strong balance sheet gives us the necessary firepower and flexibility to grow.
In closing, I would like to recognize and thank our exceptional Board of Trustees for their continued commitment to Urban Edge and our objective of enhancing shareholder value.
Thank you for your trust and confidence in investing with us.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 26, 2020

NON-GAAP FINANCIAL MEASURES
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI and same-property cash NOI are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI and same-property cash NOI. Reconciliations of these measures to net income have been provided in the tables below.

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	(in thousands)	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Net income	$116,197	$116,963	$72,938	$96,630	$41,348
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(6,699)	(11,768)	(5,824)	(5,812)	(2,547)
Consolidated subsidiaries	25	(45)	(44)	(3)	(16)
Net income attributable to common shareholders	109,523	105,150	67,070	90,815	38,785
Adjustments:
Rental property depreciation and amortization	93,212	98,644	81,401	55,484	56,619
Gain on sale of real estate	(68,632)	(52,625)	(202)	(15,618)	—
Real estate impairment loss	26,321	5,574	3,467	—	—
Limited partnership interests in operating partnership	6,699	11,768	5,824	5,812	2,547
FFO applicable to diluted common shareholders(1)	167,123	168,511	157,560	136,493	97,951
Tax impact from hurricane Maria	1,111	2,344	(1,767)	—	—
Executive transition costs	375	1,932	—	—	—
Environmental remediation costs	1,357	584	—	—	1,379
Transaction, severance and other expenses	1,235	782	1,180	1,405	24,704
Tenant bankruptcy settlement income	(1,015)	(329)	(655)	(2,378)	(3,738)
Casualty (gain) loss, net	(13,583)	(777)	6,092	—	—
Gain (loss) on extinguishment of debt	—	(2,524)	35,336	—	—
Impact of tenant bankruptcies	(7,366)	(5,075)	—	—	—
Gain on sale of lease	(1,849)	—	—	—	—
One-time equity awards related to the spin-off	—	—	—	—	7,143
Debt restructuring expenses	—	—	—	—	1,034
Benefit related to income taxes	—	—	—	(625)	—
Real estate tax settlement income related to prior periods	—	—	—	—	(532)
Income from acquired leasehold interest	—	—	(39,215)	—	—
FFO as Adjusted applicable to diluted common shareholders(1)	$147,388	$165,448	$158,531	$134,895	$127,941

Weighted average diluted common shares - FFO(1)	127,202	126,584	118,392	106,099	105,375
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(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.
(2) Individual items may not add up due to total rounding.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of cash NOI, same-property cash NOI (with and without redevelopment) to net income, the most directly comparable GAAP measure, for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
(Amounts in thousands)	2019	2018
Net income	$116,197	$116,963
Management and development fee income from non-owned properties	(1,900)	(1,469)
Other expense (income)	1,065	(146)
Depreciation and amortization	94,116	99,422
General and administrative expense	38,220	34,984
Casualty and impairment loss, net(1)	12,738	4,426
Gain on sale of real estate	(68,632)	(52,625)
Gain on sale of lease	(1,849)	—
Interest income	(9,774)	(8,336)
Interest and debt expense	66,639	64,868
Gain on extinguishment of debt	—	(2,524)
Income tax expense	1,287	3,519
Non-cash revenue and expenses	(13,819)	(32,117)
Cash NOI	234,288	226,965
Adjustments:
Non-same property cash NOI(2)	(34,137)	(38,731)
Tenant bankruptcy settlement income and lease termination income	(1,643)	(1,028)
Environmental remediation costs	1,357	584
Construction rental abatement	—	291
Lease termination payment	—	15,500
Natural disaster related operating loss	—	40
Same-property cash NOI	$199,865	$203,621
Adjustments:
Cash NOI related to properties being redeveloped	23,049	20,431
Same-property cash NOI including properties in redevelopment(3)	$222,914	$224,052
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(1) The year ended December 31, 2019 reflects real estate impairment losses, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA. The year ended December 31, 2018 reflects hurricane-related insurance proceeds net of expenses.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) Please refer to the Company's fourth quarter Supplemental filings as filed with the SEC for the annual growth rate of Same-property cash NOI including properties in redevelopment for 2015 - 2018.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the years ended December 31, 2019 and 2018. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31,
(Amounts in thousands)	2019	2018
Net income	$116,197	$116,963
Depreciation and amortization	94,116	99,422
Interest and debt expense	66,639	64,868
Income tax expense	1,287	3,519
Gain on sale of real estate	(68,632)	(52,625)
Real estate impairment loss	26,321	5,574
EBITDAre	235,928	237,721
Adjustments for Adjusted EBITDAre:
Environmental remediation costs	1,357	584
Transaction, severance and other expenses	1,235	782
Tenant bankruptcy settlement income	(1,015)	(329)
Casualty gain, net	(13,583)	(777)
Impact from tenant bankruptcies	(7,366)	(5,075)
Gain on sale of lease	(1,849)	—
Executive transition costs	375	1,932
Gain on extinguishment of debt	—	(2,524)
Adjusted EBITDAre(1)	$215,082	$232,314
(1) Net debt to Adjusted EBITDAre as of December 31, 2019 was 5.0x. Net debt as of December 31, 2019 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $485.1 million.